Exhibit 99.2

FLEXFIN, LLC

FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

FLEXFIN, LLC

TABLE OF CONTENTS

SEPTEMBER 30, 2022

Page

Independent Auditor’s Report	1-2

Financial Statements

Balance Sheet	3

Statement of Income and Members’ Equity	4

Statement of Cash Flows	5

Notes to the Financial Statements	6-9

i

INDEPENDENT AUDITORS’ REPORT

To the Members

FlexFIN, LLC

New York, New York

Unqualified Opinion

We have audited the accompanying financial statements of FlexFIN, LLC which comprise the balance sheet as of September 30, 2022 and the related statements of income and members equity and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of FlexFIN, LLC as of September 30, 2022 and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Unqualified Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of FlexFIN, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our unqualified audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about FlexFIN, LLC’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of FlexFIN, LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about FlexFIN, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

CERTIFIED PUBLIC ACCOUNTANTS

Great Neck, New York

December 9, 2022

FLEXFIN, LLC

BALANCE SHEET

YEAR ENDED SEPTEMBER 30, 2022

ASSETS

Current Assets:
Cash in bank (Note 2) (Page 5)	$20,635
Restricted inventory (Notes 2 and 3)	47,137,774
Prepaid expenses	9,460

TOTAL ASSETS	$47,167,869

LIABILITY AND MEMBERS' EQUITY

Current Liability:
Due to related parties (Note 4)	$11,754

Commitments and Contingencies (Notes 3, 4 and 6)

Members' Equity (Page 4)	47,156,115

TOTAL LIABILITY AND MEMBERS' EQUITY	$47,167,869

See accompanying notes to the financial statements.

FLEXFIN, LLC

STATEMENT OF INCOME AND MEMBERS' EQUITY

YEAR ENDED SEPTEMBER 30, 2022

Option extension fee income (Notes 2 and 7)	$3,855,350

Operating Expenses:
Advertising and trade shows	87,253
Travel	62,213
Professional fees	33,578
Office expenses and fees	2,513

Total Operating Expenses	185,557

Income from operations before income taxes	3,669,793

New York City Unincorporated Business Tax (Note 2)	16,716

Net Income (Page 5)	3,653,077

Members' equity - beginning	2,428,655

Contributions from member (Note 5) (Page 5)	54,175,707

Distributions to member (Note 5) (Page 5)	(13,101,324)

MEMBERS' EQUITY - END (Page 3)	$47,156,115

See accompanying notes to the financial statements.

FLEXFIN, LLC

STATEMENT OF CASH FLOWS

YEAR ENDED SEPTEMBER 30, 2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (Page 4)	$3,653,077
Adjustments to Reconcile Net Income to Net Cash
Used For Operating Activities:
Increase In Current Assets:
Restricted inventory	(44,637,774)
Prepaid expenses	(9,460)
Decrease In Current Liability:
Due to related parties	(59,591)

Total Adjustments	(44,706,825)

Net Cash Used For Operating Activities	(41,053,748)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from member (Page 4)	54,175,707
Distributions to member (Page 4)	(13,101,324)

Net Cash Provided By Financing Activities	41,074,383

Net Increase In Cash in bank	20,635

Cash in bank - beginning	-

CASH IN BANK - END (Page 3)	$20,635

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Taxes paid	$27,300

See accompanying notes to the financial statements.

FLEXFIN, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

FlexFIN, LLC (“The Company”), a Delaware limited liability company organized in July 2021, is a purchaser of gemstones and jewelry with repurchase options. Monthly option extension fees are charged to the sellers in order to extend those repurchase options. In certain circumstances assets may be sold to third parties. The Company does business with both domestic and international Companies in the diamond and jewelry business.

The Company purchases gemstones and jewelry via purchase and sale agreements which contain repurchase options in favor of the sellers. While a repurchase option is active, the Company is prohibited from selling the related inventory. Some of the inventory may be sold at an agreed upon minimum price (Note 3). The seller must pay a monthly option extension fee in order to maintain the repurchase option. Once an item is no longer subject to a repurchase option the Company may sell it on its own terms. The majority of the Company’s operations are located in the New York metropolitan area, while most of its revenue is from clients in Belgium.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Cash in Bank

The Company maintains a cash balance in one financial institution, which from time to time may be in excess of the Federally insured amount of $250,000. The Company has not experienced losses in this account.

Accounts Receivable, Revenue Recognition and Contracts with Customers

The Company generates revenues from option extension fees collected on asset repurchase option contracts with the sellers. Terms of purchases of inventory are detailed in the purchase contracts. Sellers of inventory to the Company pay monthly option extension fees to maintain the right to repurchase inventory assets sold to the Company. The option extension fee on each contract is calculated as a percentage of the purchase price with rates agreed upon in each transaction. Rates have typically been 0.875% to 1.25% per month, but management reserves the right to raise the fee rates on future contracts. Option extension fee income is paid by the seller at the beginning of each option extension period and is nonrefundable. Income is therefore recognized when the purchase is consummated, upon receipt of the goods and disbursement of funds by the Company. When a repurchase option is exercised by a seller the transaction is recognized as a a return of inventory.

At September 30, 2022 and 2021 the Company had no accounts receivable.

FLEXFIN, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal, New York State, and New York City income tax purposes. Accordingly, any income or loss is reported on the members’ respective income tax returns based on their proportionate share of ownership. Limited liability companies are however subject to New York City Unincorporated Business Tax when New York City business income exceeds a certain amount.

The Company’s tax filings are subject to audit by various taxing authorities. The Company’s Federal, New York State and New York City income tax returns for the year ended December 31, 2021 remains open to examination by relevant Internal Revenue Service and New York State and City taxing authorities. In evaluating the Company’s tax provisions and accruals, the Company and its members believe that their estimates are appropriate based on current facts and circumstances.

New York State Pass-Through Entity Tax (PTET)

New York State has enacted a new pass-through entity tax (PTET) for years beginning on or after January 1, 2021. The PTET is an optional tax that pass-through entities may elect annually and allows a pass-through entity to pay state-level taxes on business income and claim a corresponding Federal deduction which in turn permits the individual members to maximize their eligible deductions subject to the state and local tax (SALT) cap. The Company did not elect to pay PTET for the tax year beginning January 1, 2022 and does not expect to make the election in the future.

Tax Related Penalties and Interest

The Company’s policy is to record interest expense and penalties assessed by taxing authorities in operating expenses. For the year ended September 30, 2022 there was no interest and penalties expense recorded and no accrued interest and penalties.

FLEXFIN, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventory

Restricted, and when applicable unrestricted, inventory is stated at the lower of cost or net realizable value.

NOTE 3 – RESTRICTED INVENTORY

Items purchased and subject to seller repurchase options are reported as restricted inventory. The purchase contracts that establish the seller repurchase options state whether the items purchased by the Company can be sold for a specified minimum price, or if the Company is prohibited from selling the items (Note 1). Management monitors the inventory to ascertain that the value of items is always well above its cost. Should the value of an item decline below cost management will require the conveyor to provide additional goods.

Restricted inventory which is restricted by the minimum sale price criteria during the repurchase option period totals $6,933,986 at cost. Restricted inventory which is completely restricted from being sold during the repurchase option period totals $40,203,788 at cost.

Should a restricted inventory item no longer be subject to an active seller repurchase option it is classified as inventory held for sale. At September 30, 2022 the Company has no items held for sale.

NOTE 4 – RELATED PARTY TRANSACTIONS

Office and Administrative Support

Office and administrative support is provided by Kwiat Enterprises, LLC, an entity that has common ownership with a member. During the year ended September 30, 2022 these services were provided at no cost to the Company, and Kwiat Enterprises, LLC intends to continue in this arrangement until at least December 31, 2022. A management fee is currently being negotiated among Kwiat Enterprises, LLC and the Company, to take effect in January 2023.

FLEXFIN, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

NOTE 4 – RELATED PARTY TRANSACTIONS (Continued)

Sales and Purchases

There were no sales to or purchases from related parties during the year ended September 30, 2022.

Due From / Due To Related Parties

At September 30, 2022 amounts payable to Kwiat Enterprises, LLC, an entity that has common ownership with a member, totaled $11,754 which represent costs paid on behalf of the Company. There were no amounts receivable from any related entities.

NOTE 5 – CONTRIBUTIONS FROM AND DISTRIBUTIONS TO A MEMBER

PhenixFIN Corp., a member of the Company, contributed capital totaling $54,175,707 to the Company during the year ended September 30, 2022. PhenixFIN Corp. received distributions totaling $13,101,324 during the same period.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Due to the repurchase options that restrict inventory the Company is contractually obligated not to sell while the sellers are entitled to exercise their repurchase options. Upon the exercise of a repurchase option the Company is committed to return the item or items relevant to that seller’s repurchase option in exchange for a full return of the purchase amount that it paid and all fees. Upon expiration of a repurchase option the Company is clear of that commitment and may market the relevant inventory item or items to third parties on its own terms.

NOTE 7 – CONCENTRATIONS OF RISK

Major Sellers

The Company is introduced to sellers primarily through managers’ industry reputations and network connections, as well as advertising. Management has decades’ long business relationships with the sellers, stemming from prior business ventures. This may result in the Company earning a substantial portion of its revenue from relatively few Sellers in any given period. Revenue derived from these contracts may at times exceed 10% of the Company’s total revenue.

Major Sellers (Continued)

During the year ended September 30, 2022 two interrelated sellers accounted for 43% and 41% of option extension fee income.

NOTE 8 – SUBSEQUENT EVENTS

In preparing the financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through December 9, 2022, the date that the financial statements were available to be issued.

FlexFIN, LLC

555 Madison Avenue, Suite 1400, New York, NY 10022

Phone: 212-223-1111 Fax: 212-223-2796

December 9, 2022

Gibgot, Willenbacher & Co.

310 East Shore Road

Great Neck, New York 11023

Gentlemen:

This representation letter is provided in connection with your audit of the financial statements of FlexFIN, LLC, which comprise the balance sheet as of September 30, 2022, and the related statements of income and members’ equity, and cash flows for the year then ended, and the disclosures (collectively, the “financial statements”), for the purpose of expressing an opinion as to whether the financial statements are presented fairly, in all material respects, in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement. An omission or misstatement that is monetarily small in amount could be considered material as a result of qualitative factors.

We confirm, to the best of our knowledge and belief, as of December 9, 2022, the following representations made to you during your audit.

Financial Statements

1)	We have fulfilled our responsibilities, as set out in the terms of the audit engagement letter dated October 10, 2022, including our responsibility for the preparation and fair presentation of the financial statements.

2)	The financial statements referred to above are fairly presented in conformity with U.S. GAAP.

3)	We acknowledge our responsibility for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

4)	We acknowledge our responsibility for the design, implementation, and maintenance of internal control to prevent and detect fraud.

5)	Significant assumptions we used in making accounting estimates, including those measured at fair value, are reasonable.

6)	Related party relationships and transactions have been appropriately accounted for and disclosed in accordance with U.S. GAAP.

7)	All events subsequent to the date of the financial statements and for which U.S. GAAP requires adjustment or disclosure have been adjusted or disclosed.

8)	We are in agreement with the adjusting journal entries you have proposed and they have been posted to the Company’s accounts.

Gibgot, Willenbacher & Co.	- 2 -	December 9, 2022

9)	The effects of all known actual or possible litigation, claims, and assessments have been accounted for and disclosed in accordance with U.S. GAAP.

10)	Significant estimates and material concentrations have been properly disclosed in accordance with U.S. GAAP.

11)	Guarantees, whether written or oral, under which the Company is contingently liable, have been properly recorded or disclosed in accordance with U.S. GAAP.

12)	Revenue from contracts with customers has been appropriately accounted for and disclosed in accordance with FASB ASC 606, Revenue from Contracts with Customers. All contracts underlying revenue recognized in the financial statements have commercial substance and have been approved by appropriate parties. We have considered side agreements, implied promises, and unstated customary business practices in identifying performance obligations in the contracts. We have sufficient and appropriate documentation supporting all estimates and judgments underlying the amount and timing of revenue recognized in the financial statements.

13)	We consider items purchased from our customers, which we are obligated to return to them in exchange for our purchase price upon exercise of repurchase options, as restricted inventory. Items listed as inventory are protected from seizure in case of bankruptcy of one of our customers.

14)	Inventories recorded in the financial statements are stated at the lower of cost or net realizable value, cost being determined on the basis of specific identification. During the audit you did identify several items with an appraised market value below cost, but since our repurchase agreements give the seller the right to repurchase all, but not less than all items in the given agreement, we take a portfolio view on all of the assets involved and in aggregate there is no adjustment needed. No provision is necessary to reduce all slow-moving, excess, obsolete, or unusable inventories to their estimated net realizable value.

15)	Inventory quantities at the balance sheet dates were determined from physical counts or from the Company’s perpetual inventory records, which have been adjusted on the basis of physical inventories taken by competent employees at various times of the year. Inventory at cost totaled $47,137,774 at September 30, 2022 and $2,500,000 at September 30, 2021. This consists solely of items purchased (whether paid or payable) by FlexFIN, LLC and does not include any items on consignment from vendors.

16)	Accounts receivable totaled $0 at September 30, 2022 and $0 at September 30, 2021.

17)	Capital contributions from members totaled $54,175,707 during the year ended September 30, 2022 and totaled $2,427,000 during the year ended September 30, 2021.

18)	Capital distributions to members totaled $13,101,324 during the year ended September 30, 2022 and totaled $0 during the year ended September 30, 2021.

Greg Kwiat, Member

Dated

Gibgot, Willenbacher & Co.	- 2 -	December 9, 2022

Information Provided:We have provided you with:

a)	Access to all information, of which we are aware, that is relevant to the preparation and fair presentation of the financial statements, such as records (including information obtained from outside of the general and subsidiary ledgers), documentation, and other matters.

b)	Additional information that you have requested from us for the purpose of the audit.

c)	Unrestricted access to persons within the Company from whom you determined it necessary to obtain audit evidence.

19)	The opening balance sheet values at October 1, 2021 are as follows:

Account	Description	Balance at 9/30/2021
0001-00	Cash - FR	$-
0005-00	Account Receivable	-
0010-00	Restricted Inventory	2,500,000
2000-00	Acc. Payable - Kwiat	(22,052)
2500-00	Due to PhenixFin	(49,293)
3110-00	Partners’ Contributions	(2,427,000)
4000-00	Retained Earnings	(1,655)
	Total	$-

20)	All material transactions have been recorded in the accounting records and are reflected in the financial statements.

21)	We have disclosed to you the results of our assessment of the risk that the financial statements may be materially misstated as a result of fraud.

22)	We have no knowledge of any fraud or suspected fraud that affects the Company and involves:

a)	Management,

b)	Employees who have significant roles in internal control, or

c)	Others where the fraud could have a material effect on the financial statements.

23)	We have no knowledge of any allegations of fraud or suspected fraud affecting the Company’s financial statements communicated by employees, former employees, analysts, regulators, or others.

24)	We have no knowledge of any instances of noncompliance or suspected noncompliance with laws and regulations whose effects should be considered when preparing financial statements.

Greg Kwiat, Member

Dated

Gibgot, Willenbacher & Co.	- 3 -	December 9, 2022

25)	We are not aware of any pending or threatened litigation, claims, or assessments, or unasserted claims or assessments that are required to be accrued or disclosed in the financial statements in accordance with U.S. GAAP, and we have not consulted a lawyer concerning litigation, claims, or assessments.

26)	We have disclosed to you the names of all of the Company’s related parties and all the related party relationships and transactions, including any side agreements.

27)	The Company has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets nor has any asset been pledged as collateral.

28)	We have fully disclosed to you all terms of contracts with customers that affect the amount and timing of revenue recognized in the financial statements, including delivery terms, rights of return or price adjustments, side agreements, implicit provisions, unstated customary business practices, and all warranty provisions.

29)	In regard to the tax return preparation services performed by you, we have—

a)	Assumed all management responsibilities.

b)	Designated Simina Kroculick who has suitable skill, knowledge, or experience to oversee the services.

c)	Evaluated the adequacy and results of the services performed.

d)	Accepted responsibility for the results of the services.

e)	Ensured that the entity’s data and records are complete and received sufficient information to oversee the services.

In regards to the financial statement preparation services performed by you, we have: Assumed all management responsibilities, overseen the services by designating an individual who possesses suitable skill, knowledge and/or experience, evaluated the adequacy and results of the services performed and accepted responsibility for the results of the service.

We are aware and acknowledge that it is the Trustee’s, not Gibgot, Willenbacher & Co. and its partners and employees as the independent public accountants, responsibility to prevent and detect fraud or negligence. We have no knowledge of nor do we suspect that any fraud or negligence affecting the Trust, Trustee or others has occurred during the years ended September 30, 2022 and 2021 and to the date of this letter.

Greg Kwiat, Member

Dated

Gibgot, Willenbacher & Co.	- 4 -	December 9, 2022